                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                               _____________

                                 SCHEDULE 13G
                                (Rule 13d-102)


            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
      TO RULE 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT
                               TO RULE 13d-2(b)
                             (Amendment No._____)/1/


                                  VENTRO CORP
--------------------------------------------------------------------------------
                               (Name of Issuer)

                                 COMMON STOCK
--------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                  0001635951
--------------------------------------------------------------------------------
                                (CUSIP Number)

                               December 31, 1999
--------------------------------------------------------------------------------
            (Date of Event which requires filing of this statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [_] Rule 13d-1(b)
     [_] Rule 13d-1(c)
     [X] Rule 13d-1(d)


_________________________
1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-------------------------                             --------------------------
  CUSIP No. 0001635951                13G                Page 2 of 11 Pages
-------------------------                             --------------------------


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1.   I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY).


      The Bay City Capital Fund 1, L.P.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2.                                                             (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.

      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF
                          2,097,121
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.

     OWNED BY             0
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING
                          2,097,121
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      2,097,121
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10.
                                                                    [X]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11.

      6.6%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12.

      PN
------------------------------------------------------------------------------

-------------------------                             --------------------------
  CUSIP No. 0001635951                13G                Page 3 of 11 Pages
-------------------------                             --------------------------


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1.   I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY).


      Bay City Capital Management LLC
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2.                                                             (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.

      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF
                          2,097,121
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.

     OWNED BY             0
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING
                          2,097,121
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      2,097,121
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10.
                                                                    [X]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11.

      6.6%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12.
      OO
------------------------------------------------------------------------------

-------------------------                             --------------------------
  CUSIP No. 0001635951                13G                Page 4 of 11 Pages
-------------------------                             --------------------------


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1.   I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


      Bay City Capital LLC
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2.                                                             (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.

      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF
                          2,097,121
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.

     OWNED BY             0
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING
                          2,097,121
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      2,097,121
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10.
                                                                    [X]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11.

      6.6%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12.

      OO
------------------------------------------------------------------------------

--------------------                                   ------------------
CUSIP No. 0001635951             13G                   Page 5 of 11 Pages
--------------------                                   ------------------



Item 1.   Issuer's Name and Address of Principal Executive Offices:
          --------------------------------------------------------

          (a)      Chemdex Corporation

          (b)      3950 Fabian Way
                   Palo Alto, CA 94303



Item 2.   Information Concerning Person Filing:
          ------------------------------------

          (a)      The Bay City Capital Fund I, L.P.

          (b)      750 Battery Street, Suite 600
                   San Francisco, California 94111

          (c)      Delaware

          (d)      Common Stock

          (e)      0001635951

Item 3.   Status of Person Filing:
          -----------------------

          Not applicable.

Item 4.   Ownership.
          ---------

          (a) 2,157,518. Of the shares reported, certain individuals have beneficial ownership of 60,397 shares, such that the Bay City Capital Fund I, L.P. has ownership of only 2,097,121 shares. (Prior to January 25, 2000, the total shares of Common Stock held were 2,795,018. On January 25, 2000, The Bay Capital Fund I, L.P. sold 37,500 shares of Common Stock. On February 15, 2000, The Bay Capital Fund I, L.P. sold 600,000 shares of Common Stock.)


          (b)    6.6%

          (c)    (i)   Sole power to vote or direct vote: 2,097,121 shares
                 (ii)  Shared power to vote or direct vote: 0 shares
                 (iii) Sole power to dispose or to direct the disposition:
                       2,097,121 shares
                 (iv)  Shared power to dispose or to direct the disposition: 0 shares

Item 5.   Ownership of Five Percent or Less of a Class:
          --------------------------------------------

          Not applicable.

Item 6.   Ownership of More than Five Percent on Behalf of Another Person:
          ---------------------------------------------------------------

--------------------                                   ------------------
CUSIP No. 0001635951            13G                    Page 6 of 11 Pages
--------------------                                   ------------------


         Not applicable.

Item 7.  Identification and Classification of Subsidiary:
         -----------------------------------------------

         Not applicable.

Item 8.  Identification and Classification of Group:
         ------------------------------------------

         Not applicable.

Item 9.  Notice of Dissolution of Group:
         ------------------------------

         Not applicable.

Item 10. Certification:
         -------------

         Not applicable.

--------------------                                   ------------------
CUSIP No. 0001635951              13G                  Page 7 of 11 Pages
--------------------                                   ------------------



Item 1.   Issuer's Name and Address of Principal Executive Offices:
          --------------------------------------------------------

          (a)      Chemdex Corporation

          (b)      3950 Fabian Way
                   Palo Alto, CA 94303



Item 2.   Information Concerning Person Filing:
          ------------------------------------

          (a)      Bay City Capital Management LLC

          (b)      750 Battery Street, Suite 600
                   San Francisco, California 94111

          (c)      Delaware

          (d)      Common Stock

          (e)      0001635951

Item 3.   Status of Person Filing:
          -----------------------

          Not applicable.

Item 4.   Ownership.
          ---------

          (a) 2,157,518. Of the shares reported, certain individuals have beneficial ownership of 60,397 shares, such that the Bay City Capital Fund I, L.P. has ownership of only 2,097,121 shares. (Prior to January 25, 2000, the total shares of Common Stock held were 2,795,018. On January 25, 2000, The Bay Capital Fund I, L.P. sold 37,500 shares of Common Stock. On February 15, 2000, The Bay Capital Fund I, L.P. sold 600,000 shares of Common Stock.)


          (b)    6.6%

          (c)    (i)   Sole power to vote or direct vote: 2,097,121 shares
                 (ii)  Shared power to vote or direct vote: 0 shares
                 (iii) Sole power to dispose or to direct the
                       disposition: 2,097,121 shares
                 (iv)  Shared power to dispose or to direct the disposition: 0 shares

Item 5.   Ownership of Five Percent or Less of a Class:
          --------------------------------------------

          Not applicable.

Item 6.   Ownership of More than Five Percent on Behalf of Another Person:
          ---------------------------------------------------------------

          Not applicable.

--------------------                                   ------------------
CUSIP No. 0001635951              13G                  Page 8 of 11 Pages
--------------------                                   ------------------


Item 7.  Identification and Classification of Subsidiary:
         -----------------------------------------------

         Not applicable.

Item 8.  Identification and Classification of Group:
         ------------------------------------------

         Not applicable.

Item 9.  Notice of Dissolution of Group:
         ------------------------------

         Not applicable.

Item 10. Certification:
         -------------

         Not applicable.

--------------------                                   ------------------
CUSIP No. 0001635951             13G                   Page 9 of 11 Pages
--------------------                                   ------------------



Item 1.   Issuer's Name and Address of Principal Executive Offices:
          --------------------------------------------------------

          (a)      Chemdex Corporation

          (b)      3950 Fabian Way
                   Palo Alto, CA 94303



Item 2.   Information Concerning Person Filing:
          ------------------------------------

          (a)      Bay City Capital LLC

          (b)      750 Battery Street, Suite 600
                   San Francisco, California 94111

          (c)      Delaware

          (d)      Common Stock

          (e)      0001635951

Item 3.   Status of Person Filing:
          -----------------------

          Not applicable.

Item 4.   Ownership.
          ---------

          (a) 2,157,518. Of the shares reported, certain individuals have beneficial ownership of 60,397 shares, such that the Bay City Capital Fund I, L.P. has ownership of only 2,097,121 shares. (Prior to January 25, 2000, the total shares of Common Stock held were 2,795,018. On January 25, 2000, The Bay Capital Fund I, L.P. sold 37,500 shares of Common Stock. On February 15, 2000, The Bay Capital Fund I, L.P. sold 600,000 shares of Common Stock.)


          (b)    6.6%

          (c)    (i)   Sole power to vote or direct vote: 2,097,121 shares
                 (ii)  Shared power to vote or direct vote: 0 shares
                 (iii) Sole power to dispose or to direct the
                       disposition: 2,097,121 shares
                 (iv)  Shared power to dispose or to direct the disposition: 0 shares

Item 5.   Ownership of Five Percent or Less of a Class:
          --------------------------------------------

          Not applicable.

Item 6.   Ownership of More than Five Percent on Behalf of Another Person:
          ---------------------------------------------------------------

          Not applicable.

--------------------                                   -------------------
CUSIP No. 0001635951              13G                  Page 10 of 11 Pages
--------------------                                   -------------------


Item 7.  Identification and Classification of Subsidiary:
         -----------------------------------------------

         Not applicable.

Item 8.  Identification and Classification of Group:
         ------------------------------------------

         Not applicable.

Item 9.  Notice of Dissolution of Group:
         ------------------------------

         Not applicable.

Item 10. Certification:
         -------------

         Not applicable.

--------------------                                   -------------------
CUSIP No. 0001635951             13G                   Page 11 of 11 Pages
--------------------                                   -------------------



                                   SIGNATURES

     After reasonable inquiry and to the best of the undersigned's knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.


Dated: February 22, 2000


                                        Bay City Capital Management LLC

                                        By:  /s/ Fred Craves
                                        Its: Manager


                                        The Bay City Capital Fund I, L.P.

                                        By:  Its General Partner
                                             Bay City Capital Management LLC


                                        By:  /s/ Fred Craves
                                        Its: Manager


                                        Bay City Capital LLC

                                        By:  /s/ Fred Craves
                                        Its: Manager